SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                      FORM N-8A

                    NOTIFICATION OF REGISTRATION FILED PURSUANT TO
                 SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:  Asian Small Companies Portfolio

     Address of Principal Business Office:
              24 Federal Street
              Boston, Massachusetts 02110

     Telephone Number: (617) 482-8260

     Name and address of agent for service of process:
              Thomas Otis
              24 Federal Street
              Boston, Massachusetts 02110

     Check Appropriate Box:
              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO [ ]


                                     SIGNATURES


              Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 5th day of February, 1996.

                                                ASIAN SMALL COMPANIES PORTFOLIO

                                                By:  /s/James B. Hawkes
                                                     ------------------
                                                        James B. Hawkes
                                                        President

     Attest:  /s/Thomas Otis
             -----------------
                  Thomas Otis
                  Secretary
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